Spire Global Receives NYSE Notice Regarding Late Form 10-Q Filing

VIENNA, VA, August 22, 2025 – On August 20, 2025, Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), a global provider of space-based data, analytics and space services, received notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing standards as set forth in Section 802.01E of the NYSE Listed Company Manual due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

Under the NYSE’s rules, the Company can regain compliance with this NYSE listing standard by filing the Form 10-Q with the SEC before February 19, 2026. In accordance with the NYSE notice, the Company has contacted the NYSE to discuss the status of its Form 10-Q filing. The Company is working to complete its Form 10-Q as soon as practicable and to file the Form 10-Q with the SEC within the six-month period provided by the NYSE.

Safe Harbor Statement

This press release contains forward-looking statements, including information about the anticipated timing to file the Form 10-Q and Spire’s ability to regain and maintain compliance with the NYSE listing standards, within the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Spire to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents Spire files with the SEC, including but not limited to, the Annual Report on Form 10-K/A for the year ended December 31, 2024, as well as subsequent reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Spire’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Spire cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Spire expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Spire Global, Inc.

Spire (NYSE: SPIR) is a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth so that organizations can make decisions with confidence in a rapidly changing world. Spire builds, owns, and operates a fully deployed satellite constellation that observes the Earth in real time using radio frequency technology. The data acquired by Spire’s satellites provides global weather intelligence, ship and plane movements, and spoofing and jamming detection to better predict how their patterns impact economies, global security, business operations and the environment. Spire also offers Space as a Service solutions that empower customers to leverage its established infrastructure to put their business in space. Spire has offices across the U.S., Canada, UK, Luxembourg, Germany and Singapore. To learn more, visit spire.com.

Contacts

For Media:

Sarah Freeman

Senior Communications Manager

Sarah.Freeman@spire.com

For Investors:

Benjamin Hackman

Head of Investor Relations

Benjamin.Hackman@spire.com